Exhibit 99.1

For Immediate Release

Contact:	Timothy McKenna (investors) 312-580-4637
John Haudrich (investors) 314-746-1266
Tom Lange (media) 314-746-1236
Mylène Labrie (Canada) 514-864-5103

SMURFIT-STONE CONTAINER CORPORATION

ANNOUNCES REDEFINITION OF STRATEGY

TO DRIVE GROWTH AND IMPROVED FINANCIAL PERFORMANCE

The new strategy focuses on three pillars:

•                  Cost reduction initiatives resulting in $600 million annual savings by 2008,

•                  Innovative marketing model to generate $650 million in incremental annual revenue by 2008, and

•                  Realign organization structure to enable cost reduction and growth strategy.

Plans include evaluating strategic options for its consumer packaging segment.

CHICAGO, November 9, 2005 – Smurfit-Stone Container Corporation (Nasdaq: SSCC) today announced a comprehensive redefinition of its strategy to dramatically improve the company’s performance and better position Smurfit-Stone for long term growth.

The company redefines its strategic direction on three pillars:  1) significant cost reduction initiatives to improve its position in the marketplace, 2) an innovative marketing model and 3) organizational changes to enable the cost reduction and revenue enhancing strategy.

Commenting on the new strategy, Patrick J. Moore, chairman, president and chief executive officer, said, “Smurfit-Stone faces critical challenges and opportunities as a result of dramatic shifts in the packaging market. We must leverage our size and integrated system to drive a step change decrease in our cost structure to improve our competitive cost position in the marketplace. We are repositioning ourselves to be a global creative solutions provider by developing product and service offerings across the full packaging value chain to capitalize on a changing market. Centralizing key functions such as sales and marketing and measuring the converting operations on cost metrics will shift our focus from a plant-centric to an enterprise view of the organization. Finally, we are establishing the right executive management team to make all this happen.”

In order to drive major structural cost reduction, by 2008 the company expects to close up to 20 percent of its corrugated container facilities and transfer the business to larger plants. Scale will be achieved through investment in high speed corrugators and finishing equipment, in addition to a common business system to standardize processes and information across the company. Other cost initiatives will optimize the company’s integrated business system and centralize certain functions currently performed at the plant level.

To drive growth, the company will expand its marketing approach with an innovative agency model that allows it to act as an agent on behalf of its customers to coordinate the full range of services and expanded product offerings. Many of these services and products will be provided in-house by Smurfit-Stone. Some will be sourced from strategic partners specializing in those services or products.

Organizationally, Smurfit-Stone intends to separate the manufacturing and sales organizations in its container operations in order to functionally manage the business to drive these improvements in cost reduction and revenue growth.

The company expects to invest approximately $400 million in capital to implement its strategic initiatives. Smurfit-Stone is evaluating strategic options for its consumer packaging segment. Proceeds from the possible sale of all or part of these businesses will fund the company’s initiatives and reduce debt.

Moore said, “Market realities demand a new business model and a revised strategy. We are making the necessary changes in our business structure to enable our plan. Within three years, we intend to establish a highly competitive cost profile by reducing annual costs $600 million and capitalize on opportunities in the market to deliver incremental revenue growth of $650 million. Smurfit-Stone is completely committed to this new plan and initiatives, and I am confident that these results are achievable.”

# # #

Smurfit-Stone Container Corporation (Nasdaq: SSCC) is the industry’s leading integrated manufacturer of paperboard and paper-based packaging. Smurfit-Stone is a leading producer of containerboard, including white top linerboard and recycled medium; corrugated containers; point-of-purchase displays; multiwall and specialty bags; and clay-coated recycled boxboard; and is one of the world’s largest collectors and marketers of recovered fiber. In addition, Smurfit-Stone is a leading producer of solid bleached sulfate, folding cartons, flexible packaging, and labels. The company operates approximately 250 facilities, located primarily in the U.S., Canada and Mexico, and employs approximately 35,000 people.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to changes in general economic conditions, continued pricing pressures in key product lines, seasonality and higher recycled fiber and energy costs, as well as other risks and uncertainties described in “forward-looking statements” in the company’s annual report on form 10-K for the year ended December 31, 2004, as updated from time to time in the company’s Securities and Exchange Commission filings.